Exhibit 99.1

Memo

To:	Alliance Data Systems Corporation Executive Officers
Members of the Board of Directors

From:	Alan M. Utay, EVP, CAO and General Counsel

Date:	November 24, 2003

Re:	Notice of Blackout Period

As a director or executive officer of Alliance Data Systems Corporation (the “Company”), you are subject to Section 306(a) of the Sarbanes-Oxley Act of 2002, which prohibits certain trades during benefit plan “blackout” periods. Please note the following in connection with an upcoming blackout period:

1.                                       Participants in the Company’s 401(k) Savings and Retirement Plan (the “Plan”) will be temporarily unable to direct or diversify investments in individual accounts, obtain a loan from the Plan, or obtain a distribution from the Plan due to a change in Plan administrators.

2.                                       A blackout period will commence on December 17, 2003, at which time Plan participants will be temporarily unable to obtain a loan or a distribution from the Plan.  Beginning on December 24, 2003, Plan participants will be temporarily unable to direct or diversify investments in individual accounts. The blackout period will end on or about January 12, 2003. We will notify you of the exact ending date of the blackout period.

3.                                       You are not permitted to purchase, sell or otherwise acquire or transfer any equity securities of the Company (or derivative securities of those equity securities, such as stock options) from December 24, 2003 until the week of January 12, 2004, during which time Plan participants will be temporarily unable to direct or diversify investments in individual accounts.

4.                                       The prohibition on sales and other transfers described above applies only to equity securities of the Company (and derivatives of such securities) that you have acquired in connection with your service or employment as a director or executive officer of the Company. This prohibition also applies to any direct or indirect pecuniary interest you may have in such securities, such as Company stock held by immediate family members living with you, or held in trust, or by controlled partnerships or corporations. It is important to note that any such security you sell or otherwise transfer will be automatically treated as acquired in connection with your service or employment unless you establish that the securities were acquired from another source and this identification is consistent with your treatment of the securities for tax purposes and all other disclosure and reporting requirements.

If you have any questions regarding this notice, please contact me at (972) 348-5677 or Leigh Ann K. Epperson, VP and Counsel, at (972) 348-4366, or in writing at 17655 Waterview Parkway, Dallas, Texas 75252.